EXHIBIT 99.1

CONTACT:
Kenneth A. Posner
Chief of Investment Analytics and Investor Relations Executive
Phone: (212) 399-4020
E-mail: Kposner@cbfcorp.com

CAPITAL BANK FINANCIAL CORP. REPORTS SEQUENTIAL INCREASE OF 101% IN SECOND-QUARTER NET INCOME TO $0.21 PER DILUTED SHARE AND 28% IN CORE NET INCOME TO $0.22 PER DILUTED SHARE

•	Net income and core net income increased 101% and 28% to $11.1 million, or $0.21 per diluted share, and $12.1 million, or $0.22 per diluted share, respectively, over the first quarter;
•	Loan originations increased to a record high of $301.6 million for the quarter, a 20% increase over the first-quarter and the prior-year second quarter;
•	Total cost of deposits declined during the quarter by three basis points to 0.43% and core deposit costs declined to 0.14%;
•	Net interest margin increased by six basis points to 4.47%;
•	Resolved $132.3 million in problem assets on strong loan collections and REO sales;
•	Ended the second quarter with a Tier 1 leverage ratio of 13.3%.

Coral Gables, Fla. (July 24, 2013) - Capital Bank Financial Corp. (Nasdaq: CBF) today reported second quarter 2013 net income of $11.1 million, or $0.21 per diluted share, an increase of 101% compared to net income of $5.6 million, or $0.10 per diluted share, for the first quarter of 2013.  Core net income for the second quarter of 2013 increased 28% to $12.1 million, or $0.22 per diluted share, compared to core net income of $9.4 million, or $0.17 per diluted share for the first quarter of 2013.  Core adjustments for the second quarter of 2013 included $1.3 million of non-cash equity compensation associated with original founder awards, $0.2 million of contingent value right (“CVR”) expense, a $0.2 million gain on investment securities, and $0.1 million of merger related costs.  The reconciliation of non-GAAP measures (including core net income, tangible book value and tangible book value per share), which the Company believes facilitate the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

Gene Taylor, Chairman and Chief Executive Officer of Capital Bank, commented, “As we pass the third anniversary of the start of our banking operations, we are pleased to see growing originations, lower deposit costs, and improved profitability with core return on average assets of 0.69%.”

Chris Marshall, Chief Financial Officer of Capital Bank, added, “The Company’s balance sheet remains asset sensitive. We are well-positioned for higher interest rates in the future should they continue to rise.  In the short term, the Company’s top priority remains generating revenue and income growth and we are confident in our ability to do that.”

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CBF Reports Second-Quarter Results

July 24, 2013

Financial Discussion

The Company’s banking operations began with the acquisitions of three banks from the FDIC on July 16, 2010 and subsequently included the acquisitions of TIB Financial Corp. on September 30, 2010, Capital Bank Corporation on January 28, 2011, Green Bankshares, Inc. on September 7, 2011 and Southern Community Financial Corporation on October 1, 2012.  Accordingly, operating results for the three and six months ended June 30, 2013 and 2012 are not generally comparable.

For the acquisition of Southern Community, estimated fair values of assets acquired and liabilities assumed are based on the information that is available, and the Company believes this information provides a reasonable basis for estimating these fair values.  If additional information or evidence is obtained during the measurement period, this may result in changes to the estimated fair value amounts.

Loan Portfolio Growth and Composition

During the second quarter, the loan portfolio decreased by $45.3 million, or 1%, to $4.6 billion as originations of $301.6 million were offset by $103.8 million of resolutions of problem loans and $243.1 million of principal repayments.  Adversely classified loans decreased by $110.8 million, which contributed to $65.5 million in growth of the Company’s $3.9 billion of non-adversely classified loans.

The relative composition of the Company’s loan portfolio at the end of the second and first quarter of 2013 and the fourth quarter of 2012 was as follows:

	June 30, 2013	March 31, 2013	December 31, 2012
Commercial real estate	29%	31%	31%
Commercial	39%	37%	37%
Consumer	30%	30%	30%
Other	2%	2%	2%
Total	100%	100%	100%

Strong originations of commercial loans during the second quarter increased the Company’s portfolio mix of commercial loans while reducing the concentration in commercial real estate loans that characterized its legacy acquired portfolios.

For the second quarter of 2013, the loan portfolio yield decreased to 6.17% from 6.37% for the first quarter of 2013, reflecting the increased production mix favoring Capital Bank’s target variable rate commercial and industrial loans to high quality relationship customers, which currently bear lower yields than the Company’s other loan products.  This decrease was partially offset by increased yields of acquired impaired loans as a result of incremental improvement in the most recent estimates of cash flows for certain loan pools, substantially related to the Company’s legacy Southern Community portfolio, with smaller positive and negative adjustments in other legacy portfolios.  Accordingly, the average yield for acquired impaired loans increased to 7.56% as of the end of the second quarter from 7.13% at the end of the first quarter.

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CBF Reports Second-Quarter Results

July 24, 2013

Deposit Growth, Composition, and Yields

During the second quarter, total deposits decreased to $5.5 billion from $5.7 billion at March 31, 2013. The $228.2 million decrease was primarily a result of continued planned shrinkage in high-cost legacy time deposits.  Core deposits now make up 67.5% of total deposits as compared to 66.3% in the first quarter of 2013.

The cost of deposits declined during the quarter to 0.43% from 0.46% for the first quarter of 2013 due to an increase in the average balance of noninterest bearing and savings accounts during the second quarter, as well as a decline in average balances and rates on all deposit types, led by a four basis point decline in time deposit rates.  The costs of core deposits declined to 0.14% from 0.15%.  As these costs include the impact of fair value adjustments for deposits assumed in acquisitions, the actual contractual cost of deposits improved by five basis points during the quarter to 0.56% from 0.61% the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2013 decreased by approximately $0.7 million, or 1%, to $67.2 million from $67.8 million for the first quarter of 2013 and increased $3.8 million, or 6%, from the second quarter of 2012. The main driver of the decrease in net interest income for the quarter was the decrease in loan portfolio yields, partially offset by additional accretion from legacy loan portfolios, the late first-quarter reduction of long-term debt and a decline in rates paid across all deposit types. The increase in net interest income over the prior year second-quarter was primarily due to increased loan balances attributable to the acquisition of Southern Community and a decline in cost of all deposit types coupled with the payoff of federal home loan bank advances during the second half of the prior year.

The net interest margin for the second quarter was 4.47%, an increase of six basis points, which was also largely driven by additional accretion from legacy loan portfolios, the decline in rates paid across all deposit types, redeployment of excess cash into securities, and the reduction in high coupon trust preferred debt pre-paid in the first quarter.  New originations, which were booked at an average yield of 3.98%, partially offset funding cost savings and the increased loan yields on legacy portfolios.

Non-Interest Income

Non-interest income increased $2.6 million to $13.5 million for the second quarter of 2013 from $10.9 million for the first quarter of 2013 and increased $1.3 million from $12.2 million for the second quarter of 2012.  The increase in the quarter was mainly driven by a quarter over quarter decrease in FDIC indemnification asset amortization of $1.1 million.  The higher first quarter amortization resulted from lower credit loss expectations, which remained consistent with the Company’s most recent estimates for covered loans.  Additionally, mortgage fees increased $0.4 million from the first quarter due to increased volumes and profitability of sold mortgage loans, and the Company recorded gains of $0.6 million and $0.2 million on sales of facilities and investment securities, respectively.  The increase in non-interest income over the prior year second-quarter was mainly due to increased mortgage fees and gains on sales of facilities, partially offset by higher FDIC indemnification asset amortization.

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CBF Reports Second-Quarter Results

July 24, 2013

Provision for Loan Losses and Credit Quality

The provision for loan losses of $3.9 million recorded for the second quarter of 2013 includes a $2.0 million provision for originated loans and $1.9 million in impairment due to reduced cash flow expectations on certain acquired impaired loan pools.

Net charge offs of $4.8 million for the second quarter of 2013 includes a $3.7 million charge-off of a single commercial credit that was specifically reserved for during the prior quarter.

The provision for originated loans served to increase the allowance to $16.8 million, or 0.92% of $1.8 billion in originated loans outstanding.

During the second quarter, non-performing loans decreased by $54.0 million to $305.7 million, or 6.7% of total loans, from $359.6 million, or 7.8% of total loans at the end of the first quarter of 2013.  Acquired impaired loans greater than 90 days past due and still accruing, decreased by $46.7 million or 13.6% to $294.6 million at the end of the quarter.   Nonaccrual loans decreased to 0.48% of total non-purchased credit impaired loans from 0.87% at the end of the first quarter.  The decrease in nonaccrual loans was primarily due to the $3.7 million charge-off of a single commercial credit discussed above.

Non-Interest Expense

Non-interest expense decreased to $59.1 million for the second quarter of 2013 from $61.0 million for the first quarter of 2013 and increased from $58.6 million for the second quarter of 2012.  The main driver of the decrease for the quarter was the decline in CVR expense and overall reduction in operational related expenses, partially offset by an increase in salaries and employee benefits.  The higher level of CVR expense during the previous quarter was attributable to first- quarter cash flow estimates of lower credit loss expectations in the Green Bankshares portfolio, which remained largely consistent through the second quarter.  The increase in non-interest expense over the prior year second-quarter was mainly due to increased operational expenses attributable to the acquisition of Southern Community partially offset by a reduction in non-cash equity compensation.

Income Tax Expense

Income tax expense was $6.5 million for the second quarter of 2013, an effective income tax rate of 36.9%.  The significant decline in effective rate from 48.5% in the first quarter was due to the first quarter expense associated with the valuation adjustment for the CVR issued in connection with the acquisition of Green Bankshares in 2011, since any payout would not be a deductible expense for income tax purposes.

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CBF Reports Second-Quarter Results

July 24, 2013

Financial Position

Total assets decreased by $0.3 billion to $6.8 billion as of June 30, 2013 from $7.1 billion as of March 31, 2013, due mainly to a $0.2 billion reduction in deposits and its associated effect on cash.

Cash and cash equivalents decreased to $156.5 million at the end of the second quarter from $510.5 million as of March 31, 2013, due mainly to the reduction in deposits and completion of the $50.0 million stock repurchase program authorized during the first quarter. The Company’s investment securities increased by $126.8 million as excess liquidity was invested in high quality securities increasing the available for sale portfolio to $1.3 billion at June 30, 2013.  Rising interest rates in the second quarter of 2013 resulted in market value declines of our securities portfolio resulting in a $21.4 million change in unrealized gains/losses, a component of accumulated other comprehensive income, within shareholders’ equity.

Total shareholders’ equity decreased by $56.4 million during the quarter to $1.1 billion at June 30, 2013, primarily due to Capital Bank’s repurchase of 2,696,150 shares of its common stock at an average price of $17.63, completing the $50.0 million stock repurchase program authorized during the first quarter. Tangible book value per share was $17.75 as of June 30, 2013.

The Company’s national bank subsidiary, Capital Bank N.A., reported Tier 1, Tier 1 Risk-Based and Total Risk-Based capital ratios of 12.7%, 17.7% and 18.9%, respectively, as of June 30, 2013, under currently applicable regulations.

Conference Call

The Company will host a conference call today at 10:00 a.m. Eastern Time.  The number to call for this interactive teleconference is (719) 457-2697, and the confirmation pass code is 7259082. Please dial in 10 minutes prior to the beginning of the call. A live broadcast of the conference call will be available online at the Company’s web site at www.capitalbank-us.com, by following the link to Investor Relations.  An on-line replay of the call will be available at the same time for 90 days.  A telephonic replay of the conference call will be available through July 31, 2013, by dialing (719) 457-0820 and entering pass code 7259082.

Forward Looking Statements

Information in this press release contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” in the  annual report on Form 10-K and other periodic reports filed by us with the Securities and

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CBF Reports Second-Quarter Results

July 24, 2013

Exchange Commission. Any or all of our forward-looking statements in this press release may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward looking statements including, but not limited to: (1) changes in general economic and financial market conditions; (2) changes in the regulatory environment; (3) economic conditions generally and in the financial services industry; (4) changes in the economy affecting real estate values; (5) our ability to achieve loan and deposit growth; (6) the completion of future acquisitions or business combinations and our ability to integrate the acquired business into our business model; (7) projected population and income growth in our targeted market areas; (8) competitive pressures in our markets and industry; and (9) volatility and direction of market interest rates and a weakening of the economy which could materially impact credit quality trends and the ability to generate loans. All forward-looking statements are necessarily only estimates of future results and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Capital Bank Financial Corp.

Capital Bank Financial Corp. is a national bank holding company, formed in 2009 to create a premier regional banking franchise in the southeastern United States. CBF is the parent of Capital Bank N.A., a national banking association with approximately $6.8 billion in total assets as of June 30, 2013 and 162 full-service banking offices throughout Florida, North Carolina, South Carolina, Tennessee and Virginia. To learn more about Capital Bank, N.A., please visit www.capitalbank-us.com.

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the Quarter Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Interest and dividend income	$74,989	$76,814	$76,122	$69,438	$72,893
Interest expense	7,837	8,992	10,115	9,104	9,548
Net Interest Income	67,152	67,822	66,007	60,334	63,345

Provision for loan losses	3,868	6,904	4,370	5,771	6,608
Non-Interest Income
Service charges on deposit accounts	6,335	6,342	6,630	5,058	6,332
Debit card income	2,979	2,836	2,724	2,442	2,589
Fees on mortgage loans sold	1,601	1,241	2,074	1,612	1,205
Investment advisory and trust fees	164	96	156	85	142
FDIC indemnification asset (amortization) accretion	(1,108)	(2,169)	317	850	(164)
Investment securities gains, net	205	-	9	4,918	933
Other-than-temporary impairment losses on investments:
Gross impairment loss	-	-	-	-	(38)
Less: Impairments recognized in other comprehensive income	-	-	-	-	-
Net impairment losses recognized in earnings	-	-	-	-	(38)

Other income	3,330	2,563	3,528	5,303	1,180
Total non-interest income	13,506	10,909	15,438	20,268	12,179

Non-Interest Expense
Salaries & employee benefits	22,660	20,819	24,661	21,295	21,654
Non-cash equity compensation	1,364	1,577	3,753	4,242	4,212
Net occupancy expense	10,503	10,730	11,031	9,355	9,584
Foreclosed asset related expense	6,229	6,822	9,222	9,649	5,150
Loan workout expenses	2,236	2,064	1,753	2,308	1,830
Conversion and merger related expenses	140	113	604	3,894	1,757
Professional fees	2,344	2,648	3,426	2,761	3,025
CVR Expense	187	2,610	94	(179)	-
Loss on extinguishment of debt	-	308	-	2,946	-
Legal settlement expense	-	-	-	1,755	97
Impairment of intangible asset	-	-	202	-	-
Other expenses	13,478	13,349	13,702	11,345	11,325
Total non-interest expense	59,141	61,040	68,448	69,371	58,634

Income before income taxes	17,649	10,787	8,627	5,460	10,282
Income tax expense (benefit)	6,514	5,234	3,295	(32,385)	3,909
Net Income Before Attribution of Noncontrolling Interest	11,135	5,553	5,332	37,845	6,373
Net income attributable to non-controlling interests	-	-	-	2,762	862
Net income attributable to Capital Bank Financial Corp.	$11,135	$5,553	$5,332	$35,083	$5,511
Basic Earnings Per Common Share	$0.21	$0.10	$0.10	$0.76	$0.12
Diluted Earnings Per Common Share	$0.21	$0.10	$0.10	$0.75	$0.12

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in thousands, except per share data)
  (Unaudited)

	June 30, 2013	March 31, 2013	December 31, 2012
Assets
Cash and due from banks	$99,958	$93,251	$142,361
Interest-bearing deposits with banks	56,505	417,206	592,375
Federal funds sold	-	-	138

Total cash and cash equivalents	156,463	510,457	734,874

Trading securities	13	-	-
Investment securities available for sale	1,258,752	1,131,957	1,006,744

Loans held for sale	20,702	12,588	11,276

Loans, net of deferred loan costs and fees	4,536,003	4,589,382	4,679,290
Less: Allowance for loan losses	55,369	56,307	54,896

Loans, net	4,480,634	4,533,075	4,624,394

Other real estate owned	142,967	151,788	154,267
Indemnification asset	38,730	44,261	49,417
Receivable from FDIC	7,573	7,277	8,486
Premises and equipment, net	186,368	197,171	198,457
Goodwill	147,863	147,863	147,863
Intangible assets, net	25,996	27,315	28,636
Deferred income tax asset, net	202,056	194,548	198,424
Accrued interest receivable and other assets	128,859	125,580	132,875

Total Assets	$6,796,976	$7,083,880	$7,295,713

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing demand	$909,428	$901,191	$895,274
Negotiable order of withdrawal accounts	1,266,388	1,274,185	1,288,742
Money market	1,002,907	1,095,240	1,125,967
Savings	511,616	508,992	492,187
Time deposits	1,780,200	1,919,091	2,070,698

Total deposits	5,470,539	5,698,699	5,872,868

Federal Home Loan Bank advances	1,369	1,415	1,460
Short-term borrowings	28,964	29,980	41,508
Long-term borrowings	146,753	146,490	180,430
Accrued interest payable and other liabilities	44,418	45,953	43,416

Total liabilities	5,692,043	5,922,537	6,139,682

Shareholders’ equity
Preferred stock $0.01 par value: 50,000 shares authorized, 0 shares issued	$-	$-	$-
Common stock-Class A $0.01 par value: 200,000 shares authorized, 36,075 issued and 33,236 outstanding and 33,048 issued and 32,905 outstanding and 33,025 shares issued and outstanding, respectively	360	330	330
Common stock-Class B $0.01 par value: 200,000 shares authorized, 19,783 and 22,798 and 22,821 shares issued and outstanding, respectively	198	228	228
Additional paid in capital	1,079,736	1,078,372	1,076,798
Retained earnings	86,017	74,882	69,328
Accumulated other comprehensive (loss) income	(11,394)	9,986	9,347
Treasury stock, at cost, 2,839 and 143 and 0 shares, respectively	(49,984)	(2,455)	-

Total shareholders’ equity	1,104,933	1,161,343	1,156,031
Total Liabilities and Shareholders’ Equity	$6,796,976	$7,083,880	$7,295,713

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
(In thousands)
(Unaudited)

	As of	As of	As of
Loans	June 30, 2013	March 31, 2013	December 31, 2012

Non-owner occupied commercial real estate	$805,235	$879,864	$895,187
Other commercial construction and land	358,719	400,708	405,481
Multifamily commercial real estate	74,682	76,158	85,020
1-4 family residential construction and land	71,406	79,647	82,124
Total commercial real estate	1,310,042	1,436,377	1,467,812

Owner occupied commercial real estate	1,051,804	1,042,648	1,059,469
Commercial and industrial loans	727,436	640,299	658,328
Total commercial	1,779,240	1,682,947	1,717,797

1-4 family residential	825,738	825,978	836,112
Home equity loans	397,169	417,843	430,667
Other consumer loans	147,004	137,658	137,157
Total consumer	1,369,911	1,381,479	1,403,936

Other	97,512	101,167	101,021

Total loans	$4,556,705	$4,601,970	$4,690,566
Deposits

Noninterest-bearing demand	$909,428	$901,191	$895,274
Negotiable order of withdrawal accounts	1,266,388	1,274,185	1,288,742
Money market	1,002,907	1,095,240	1,125,967
Savings	511,616	508,992	492,187
Time deposits	1,780,200	1,919,091	2,070,698
Total deposits	$5,470,539	$5,698,699	$5,872,868

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
(Dollars and shares in thousands, except per share data)
(Unaudited)

	As of or for the Quarter Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Net loan charge-offs (recoveries)	$4,806	$5,493	$1,060	$(344)	$1,744
Allowance for loan losses	$55,369	$56,307	$54,896	$51,587	$45,472
Allowance for loan losses/ total loans	1.22%	1.22%	1.17%	1.27%	1.08%
Non-accrual loans	$11,040	$18,353	$13,980	$11,192	$12,544
Acquired impaired loans >90 days past due and still accruing	$294,631	$341,290	$352,700	$326,453	$337,692
Annualized net charge-offs/average loans	0.42%	0.47%	0.09%	N/A	0.17%

Total interest-earning assets	$5,912,157	$6,187,189	$6,328,902	$5,459,668	$5,520,236
Other real estate owned	$142,967	$151,788	$154,267	$144,621	$158,235
Goodwill and intangibles, net of accumulated amortization	$173,859	$175,178	$176,499	$139,330	$140,367
Tax equivalent net interest margin	4.47%	4.41%	4.11%	4.45%	4.60%
Efficiency ratio	73.32%	77.53%	84.04%	86.07%	77.64%
ROAA	0.64%	0.31%	0.29%	2.44%	0.40%
ROAE	3.90%	1.91%	1.85%	14.68%	2.52%
Average diluted common shares outstanding	54,062	55,493	55,401	46,738	45,632
End of quarter common shares outstanding	53,019	55,703	55,846	55,844	46,457
Average equity	$1,142,535	$1,165,700	$1,153,108	$1,031,230	$1,010,740
Total equity	$1,104,933	$1,161,343	$1,156,031	$1,150,131	$1,017,683
Book value per common share	$20.84	$20.85	$20.70	$20.60	$20.26
Tangible book value per common share	$17.75	$17.89	$17.74	$18.26	$17.69
Tier 1 capital to average assets - Capital Bank, N.A.	12.7%	12.1%	11.7%	12.0%	11.4%
Tier 1 capital to risk weighted assets – Capital Bank, N.A.	17.7%	17.4%	17.1%	17.5%	16.4%
Total capital to risk weighted assets – Capital Bank, N.A.	18.9%	18.7%	18.3%	18.8%	17.6%
Average assets	$6,945,099	$7,182,044	$7,351,688	$6,198,852	$6,355,081
Total assets	$6,796,976	$7,083,880	$7,295,713	$6,237,178	$6,303,884

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended June 30, 2013			Quarter Ended March 31, 2013
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,562,295	$70,163	6.17%	$4,628,838	$72,664	6.37%
Investments	1,292,249	4,525	1.40%	1,006,647	3,549	1.43%
Interest bearing deposits	164,784	102	0.25%	586,345	371	0.26%
Federal Home Loan Bank stock	36,278	462	5.11%	38,866	490	5.11%
Total interest earning assets	6,055,606	75,252	4.98%	6,260,696	77,074	4.99%
Non-interest earning assets	889,493			921,348
Total assets	$6,945,099			$7,182,044

Interest bearing liabilities:
Time	$1,853,592	$4,598	0.99%	$1,986,343	$5,035	1.03%
Money market	1,055,635	575	0.22%	1,113,841	629	0.23%
NOW	1,263,133	499	0.16%	1,275,914	555	0.18%
Savings	506,997	255	0.20%	503,714	258	0.21%
Total interest-bearing deposits	4,679,357	5,927	0.51%	4,879,812	6,477	0.54%
Short-term borrowings and FHLB advances	38,794	15	0.16%	43,250	14	0.13%
Long-term borrowings	142,541	1,894	5.33%	170,912	2,499	5.93%
Total interest bearing liabilities	4,860,692	7,836	0.65%	5,093,974	8,990	0.72%

Non-interest bearing deposits	903,637			888,834
Other liabilities	38,235			33,536
Shareholders’ equity	1,142,535			1,165,700
Total liabilities and shareholders’ equity	$6,945,099			$7,182,044

Net interest income and spread		$67,416	4.34%		$68,084	4.28%

Net interest margin			4.47%			4.41%

_______
* Presented on a fully tax equivalent basis

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Quarter Ended June 30, 2013			Quarter Ended June 30, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,562,295	$70,163	6.17%	$4,210,746	$66,682	6.37%
Investments	1,292,249	4,525	1.40%	1,215,494	5,931	1.96%
Interest bearing deposits	164,784	102	0.25%	101,657	65	0.26%
Federal Home Loan Bank stock	36,278	462	5.11%	37,966	488	5.17%
Total interest earning assets	6,055,606	75,252	4.98%	5,565,863	73,166	5.29%
Non-interest earning assets	889,493			789,219
Total assets	$6,945,099			$6,355,082

Interest bearing liabilities:
Time	$1,853,592	$4,598	0.99%	$1,982,499	$5,336	1.08%
Money market	1,055,635	575	0.22%	902,334	1,000	0.45%
NOW	1,263,133	499	0.16%	1,069,756	691	0.26%
Savings	506,997	255	0.20%	360,347	276	0.31%
Total interest-bearing deposits	4,679,357	5,927	0.51%	4,314,936	7,303	0.68%
Short-term borrowings and FHLB advances	38,794	15	0.16%	132,517	317	0.96%
Long-term borrowings	142,541	1,894	5.33%	135,477	1,928	5.72%
Total interest bearing liabilities	4,860,692	7,836	0.65%	4,582,930	9,548	0.84%

Non-interest bearing deposits	903,637			722,929
Other liabilities	38,235			35,483
Shareholders’ equity	1,142,535			1,010,740
Total liabilities and shareholders’ equity	$6,945,099			$6,355,082

Net interest income and spread		$67,416	4.34%		$63,618	4.45%

Net interest margin			4.47%			4.60%

_______
* Presented on a fully tax equivalent basis

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
SIX MONTH AVERAGE BALANCES AND YIELDS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$4,595,383	$142,827	6.27%	$4,233,066	$134,959	6.41%
Investments	1,150,237	8,074	1.42%	1,127,866	11,559	2.06%
Interest bearing deposits	374,399	473	0.25%	260,054	296	0.23%
Federal Home Loan Bank stock	37,565	952	5.11%	38,346	833	4.37%
Total interest earning assets	6,157,584	152,326	4.99%	5,659,332	147,647	5.25%
Non-interest earning assets	905,332			796,585
Total assets	$7,062,916			$6,455,917

Interest bearing liabilities:
Time	1,919,601	9,635	1.01%	$2,050,458	10,799	1.06%
Money market	1,084,577	1,204	0.22%	899,727	2,299	0.51%
NOW	1,269,488	1,054	0.17%	1,075,672	1,516	0.28%
Savings	505.365	512	0.20%	334,514	543	0.33%
Total interest-bearing deposits	4,779,031	12,405	0.52%	4,360,371	15,157	0.70%
Short-term borrowings and FHLB advances	41,009	29	0.14%	174,999	807	0.93%
Long-term borrowings	156,648	4,394	5.66%	135,247	3,872	5.76%
Total interest bearing liabilities	4,976,688	16,828	0.68%	4,670,617	19,836	0.85%

Non-interest bearing deposits	896,277			736,618
Other liabilities	35,898			44,212
Shareholders’ equity	1,154,053			1,004,470
Total liabilities and shareholders’ equity	$7,062,916			$6,455,917

Net interest income and spread		$135,498	4.31%		$127,811	4.39%

Net interest margin			4.44%			4.54%

_______
* Presented on a fully tax equivalent basis

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CBF Reports Second-Quarter Results

July 24, 2013

CAPITAL BANK FINANCIAL CORP.
RECONCILIATION OF NON-GAAP MEASURES

CORE NET INCOME
(Dollars in millions)
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2013	June 30, 2013	March 31, 2013	March 31, 2013
Net income	$11.1	$11.1	$5.6	$5.6
Adjustments	Pre-Tax	After-Tax	Pre-Tax	After-Tax
Non-Interest Income
Security gains	(0.2)	(0.1)	-	-

Non-Interest Expense
Non-cash equity compensation*	1.3	0.8	1.6	0.9
CVR Valuation (other expense)	0.2	0.2	2.6	2.6
Conversion and severance expense*(conversion and merger expense and salaries and employee benefits)	0.1	0.1	-	-
Legal and Merger fees (professional fees)	-	-	0.1	0.1
Loss on extinguishment of debt*	-	-	0.3	0.2
Taxes
Tax effect of adjustments*	(0.4)	N/A	(0.8)	N/A
Core Net Income	$12.1	$12.1	$9.4	$9.4
Average Assets	$6,945		$7,182
Core ROAA**	0.69%		0.52%

  *Tax effected at an income tax rate of 39%
** Core ROAA: Annualized core net income / average assets

TANGIBLE BOOK VALUE
(In thousands, except per share data)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Total shareholders’ equity	$1,104,933	$1,161,343	$1,156,031	$1,150,131	$1,017,683
Less: Noncontrolling interest	-	-	-	-	(76,610)
Less: CBF proportional share of goodwill, core deposit intangibles, net of taxes***	(163,742)	(164,548)	(165,354)	(130,234)	(119,097)
Tangible book value	$941,191	$996,795	$990,677	$1,019,897	$821,976
Common shares outstanding	53,019	55,703	55,846	55,844	46,457
Tangible book value per share****	$17.75	$17.89	$17.74	$18.26	$17.69

***	Proportional share is calculated based upon the Company’s ownership percentage of TIB Financial, Capital Bank Corp. and Green Bankshares at each respective period.
****	Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

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